Exhibit 99.1

CORMEDIX THERAPEUTICS PROVIDES BUSINESS UPDATE, REAFFIRMS 2026 TOTAL REVENUE GUIDANCE, AND REPORTS THIRD Quarter Cash Position

Parsippany, NJ – November 2, 2026 – CorMedix Therapeutics (Nasdaq: CRMD) today provided a business update in advance of a conference call expected to be held on November 12, 2026 to discuss the Company’s complete quarterly financial performance.

Business Updates

●	CorMedix announces unaudited cash and cash equivalents on hand as of September 30, 2026 of approximately $355 million.

●	CorMedix reaffirms its August 2026 total revenue guidance of between $325 million and $345 million for the full-year 2026.

●	On October 28, 2026, CMS released the 2027 End-Stage Renal Disease Prospective Payment System (ESRD PPS) final rule, which provided for a post-TDAPA Add-on for DefenCath® (taurolidine and heparin) of $8.32 per dialysis session, for Q1 of 2027, as well as a new quarterly process for calculating Add-On adjustments. The Q1 2027 Add-on of $8.32 is within the Company’s previously guided range of 3x-5x higher than the current $2.37 in effect for the third and fourth quarters of 2026.

●	The Company is aware of statements made by a large dialysis organization (LDO) during its investor call about the quarterly trajectory of the 2027 DefenCath post-TDAPA Add-on payments following CMS’s publication of the 2027 ESRD PPS Final rule. CorMedix has not provided the LDO or any other party with past or forecasted utilization or pricing data that would be necessary to estimate future quarterly adjustments to the 2027 Add-on. We believe any third-party projections regarding future quarterly adjustments are subject to significant uncertainty without visibility into the relevant utilization and pricing data. Investors should not interpret third-party projections as guidance provided or endorsed by CorMedix.

●	Based on CorMedix evaluation of sales data and insights that the Company has in connection with DefenCath fee-for-service utilization, including terms of its contractual arrangements with customers, the Company anticipates that the DefenCath Add-on will decline in Q2 of 2027 compared to Q1, but increase in Q3 and/or Q4 of 2027 compared to Q2, subject to how CMS applies certain utilization data. In addition, CorMedix believes that the Add-on rate for all four quarters in 2027 will exceed the current rate of $2.37 and that the average Add-on rate for all four quarters in 2027 will equate to more than 2x the current rate of $2.37.

●	CorMedix expects to hold a conference call on November 12, 2026 to discuss its financial results and additional business updates at that time. The Company will provide more specifics about its third quarter earnings call approximately one week prior to the scheduled meeting.

About CorMedix

CorMedix Therapeutics is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases in the United States. CorMedix is focused on selling and marketing products in institutional settings of care in the US and has field based medical and commercial infrastructure deployed in hospitals, clinics and infusion centers. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are subject to risks and uncertainties. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects should be considered forward-looking statements including, but not limited to statements regarding financial and business guidance; sales, revenue and operating expense estimates; the 2027 post-TDAPA Add-on changes for DefenCath; and CorMedix’s forecasts and projections for the 2027 Add-on trajectory. CorMedix estimates for the 2027 Add-on are subject to several factors and assumptions, including known historical utilization and pricing data, DefenCath maintaining fee-for-service utilization in line with current trends, and the method by which CMS will apply certain utilization data in the Add-on calculations. Changes in customer utilization patterns, including fee-for-service utilization, changes in pricing, or differences between CMS’s application of its calculation methodology and the Company’s assumptions could cause the actual CMS-determined quarterly Add-on rates and the resulting full-year average to differ materially from CorMedix’s estimates. Increased reimbursement to dialysis facilities may not result in corresponding increases in CorMedix's realized pricing, product utilization or revenue. Additional risks include continued pricing pressures and the impact of actions of governmental and private payers affecting pricing of, reimbursement for, and patient access to pharmaceuticals and reporting obligations related thereto; and the expiration or loss of intellectual property protection for certain of the Company's products and competition from generic and biosimilar products. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, and readers are directed to the Risk Factors identified in CorMedix’s filings with the SEC, including its most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and such forward-looking statements speak only as of the date of this press release. Investors should not place undue reliance on these statements. CorMedix does not adopt or endorse, and undertakes no obligation to comment on or correct, any projections, estimates or statements regarding its business or results of operations that are made by third parties, including analysts and customers, except as required by law. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors

daniel@lifesciadvisors.com
(617) 430-7576